Exhibit 99.1

Central Energy Partners LP and Subsidiaries

CONSOLIDATED BALANCE SHEETS

		Unaudited
	December 31,	September 30,
	2014	2015
ASSETS

Current Assets
Cash	$67,000	$118,000
Trade accounts receivable (less allowance for doubtful accounts of $0 at 2014 and 2015)	294,000	66,000
Prepaid expenses and other current assets	324,000	128,000
Total current assets	685,000	312,000

Property, plant and equipment – net	3,470,000	2,708,000
Other assets	128,000	38,000
Goodwill	3,941,000	-
Total assets	$8,224,000	$3,058,000

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities
Current maturities of long-term debt	$388,000	$2,376,000
Accounts payable	645,000	418,000
Taxes payable	7,000	-
Unearned revenue	40,000	-
Accrued liabilities	571,000	1,114,000
Total current liabilities	1,651,000	3,908,000

Long-term debt obligations	2,112,000	-
Due to General Partner	4,615,000	5,361,000
Deferred income taxes	387,000	387,000

Commitments and contingencies	-	-
Total liabilities	8,765,000	9,656,000

Partners’ deficit
Common units	(528,000)	(6,463,000)
General Partner’s deficit	(13,000)	(135,000)
Total partners’ deficit	(541,000)	(6,598,000)
Total liabilities and partners’ deficit	$8,224,000	$3,058,000

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Central Energy Partners LP and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2015
Revenues	$4,004,000	$2,197,000
Cost of goods sold	3,073,000	3,058,000
Gross profit	931,000	(861,000)
Selling, general and administrative expenses and other
Legal and professional fees	146,000	347,000
Salaries and payroll related expenses	478,000	453,000
Other	480,000	159,000
	1,104,000	959,000
Operating income (loss) from continuing operations	(173,000)	(1,820,000)
Other income (expense)
Gain on sale of hauling equipment	-	273,000
Impairment of goodwill	-	(3,941,000)
Interest expense, net	(367,000)	(596,000)
Income (loss) before taxes	(540,000)	(6,084,000)
(Provision) benefit for income taxes	-	-
Net income (loss)	(540,000)	$(6,084,000)

Net income (loss) allocable to the partners	$(540,000)	$(6,084,000)
Less General Partner’s interest in net income (loss)	(11,000)	(122,000)
Net income (loss) allocable to the common units	(529,000)	$(5,962,000)

Net income (loss) per common unit	$(0.03)	$(0.30)

Weighted average common units outstanding	19,299,815	19,591,482

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